EXHIBIT 5.1
                                AUTOZONE, INC.
                            123 South Front Street
                           Memphis, Tennessee 38103




December 19, 1997



AutoZone, Inc.
123 South Front Street
Memphis, Tennessee 38103

RE:         AutoZone, Inc., Common Stock
            par value $.01 per share

Ladies and Gentlemen:

I have examined or have caused persons under my supervision to examine the Registration Statement on Form S-8 (the "Registration Statement") which AutoZone, Inc. (the "Company") intends to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,800,000 shares of Common Stock, $.01 par value (the "Shares"), which are to be offered under the AutoZone, Inc. Amended and Restated Employee Stock Purchase Plan (the "Plan"). I am familiar with the proceedings taken and to be taken in connection with the authorization , issuance and sale of the Shares. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

Based upon the foregoing and the proceedings to be taken by the Company as referred to above, I am of the opinion that the Shares to be issued under the Plan have been duly authorized, and upon the issuance of Shares under the terms of the Plan (assuming that, at the time of such issuance, the company has a sufficient number of authorized and unissued shares available therefor), such Shares will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.


Yours truly,


/s/ Harry L. Goldsmith

Harry L. Goldsmith
Senior Vice President,
Secretary & General Counsel